Exhibit 99.1
January 26, 2023

Dow reports fourth quarter 2022 results
FINANCIAL HIGHLIGHTS
•GAAP earnings per share (EPS) was $0.85; operating EPS1 was $0.46, compared to $2.15 in the year-ago period and $1.11 in the prior quarter. Operating EPS excludes significant items in the quarter, totaling $0.39 per share, primarily due to the successful and final resolution and recognition of a long-running patent infringement award.
•Net sales were $11.9 billion, down 17% versus the year-ago period and 16% sequentially, reflecting declines in all operating segments driven by slower GDP growth and customer destocking.
•Local price declined 5% versus the year-ago period, driven by Packaging & Specialty Plastics. Sequentially, local price decreased 6% with declines in all operating segments and regions.
•Currency decreased net sales by 4% year-over-year and 1% versus the prior quarter, reflecting the impact of broad-based strength of the U.S. dollar.
•Volume decreased 8% versus the year-ago period, led by an 18% decline in Europe, the Middle East, Africa, and India (EMEAI), and destocking in building & construction and consumer durables end-markets in the U.S. & Canada. Sequentially, volume decreased by 9% with declines in all regions.
•Equity losses were $43 million, $267 million lower than the year-ago period, with declines at the Company’s principal joint ventures. Equity earnings improved by $15 million from the prior quarter, due to improved earnings at the Thai and Sadara joint ventures.
•GAAP net income was $647 million. Operating EBIT1 was $601 million, down $1.7 billion versus the year-ago period and down $594 million sequentially, with declines in all operating segments due to lower pricing and reduced operating rates to match market dynamics.
•Cash provided by operating activities – continuing operations was $2.1 billion, down $479 million year-over-year and up $138 million compared to the prior quarter. Free cash flow1 was $1.5 billion.
•Returns to shareholders totaled $620 million in the quarter, including $495 million in dividends and $125 million in share repurchases.
•The Company delivered 2022 full year net sales of $56.9 billion, versus $55 billion in 2021. GAAP net income was $4.6 billion, versus $6.4 billion in 2021. Operating EBIT was $6.6 billion, versus $9.5 billion in 2021. Cash provided by operating activities – continuing operations was $7.5 billion, up from $7.1 billion in 2021. The Company delivered a cash flow conversion1 of 80% and returns to shareholders totaled $4.3 billion, through $2.3 billion in share repurchases and $2 billion in dividends.

SUMMARY FINANCIAL RESULTS

	Three Months Ended Dec 31			Three Months Ended Sept 30
In millions, except per share amounts	4Q22	4Q21	vs. SQLY [B / (W)]	3Q22	vs. PQ [B / (W)]
Net Sales	$11,859	$14,364	$(2,505)	$14,115	$(2,256)
GAAP Income, Net of Tax	$647	$1,761	$(1,114)	$760	$(113)
Operating EBIT[1]	$601	$2,265	$(1,664)	$1,195	$(594)
Operating EBIT Margin[1]	5.1%	15.8%	(1,070) bps	8.5%	(340) bps
Operating EBITDA[1]	$1,255	$2,920	$(1,665)	$1,863	$(608)
GAAP Earnings Per Share	$0.85	$2.32	$(1.47)	$1.02	$(0.17)
Operating Earnings Per Share[1]	$0.46	$2.15	$(1.69)	$1.11	$(0.65)
Cash Provided by Operating Activities - Cont. Ops	$2,078	$2,557	$(479)	$1,940	$138

1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin, Op. EBITDA, and Free Cash Flow are non-GAAP measures. See page 6 for further discussion.
®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow

Dow reports fourth quarter 2022 results

CEO QUOTE
Jim Fitterling, chairman and chief executive officer, commented on the quarter:

“In the fourth quarter, Team Dow continued to proactively navigate slowing global growth, challenging energy markets, and destocking. In response, we shifted our focus to cash generation in the quarter as we lowered operating rates, implemented cost savings measures, and prioritized higher-value products where demand remained resilient. These actions resulted in $2.1 billion of cash flow from operations.

“Dow’s distinct competitive advantages and our operational and financial discipline enabled us to deliver resilient performance in 2022, despite a challenging second half of the year. For the year, we generated $7.5 billion of cash flow from operations – up more than $400 million year-over-year – and returned a total of $4.3 billion to our shareholders while continuing to advance our Decarbonize and Grow strategy. In addition, our ongoing higher-return, lower-risk, and faster-payback investments in our global operations will continue to create long-term shareholder value as we meet the growing customer demand for innovative and more sustainable solutions.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended Dec 31			Three Months Ended Sept 30
In millions, except margin percentages	4Q22	4Q21	vs. SQLY [B / (W)]	3Q22	vs. PQ [B / (W)]
Net Sales	$6,073	$7,189	$(1,116)	$7,327	$(1,254)
Operating EBIT	$655	$1,442	$(787)	$785	$(130)
Operating EBIT Margin	10.8%	20.1%	(930) bps	10.7%	10 bps
Equity Earnings	$56	$130	$(74)	$55	$1

Packaging & Specialty Plastics segment net sales in the quarter were $6.1 billion, down 16% versus the year-ago period. Local price decreased 9% year-over-year, as gains across all regions in functional polymers were more than offset by lower polyethylene and olefin prices. Volume decreased 4% year-over-year, driven primarily by lower olefins and packaging demand in EMEAI, which was partly offset by continued resilience in demand for functional polymers. Currency decreased net sales by 3%. On a sequential basis, net sales decreased by 17%, driven by lower hydrocarbon sales and polyethylene local prices.

Equity earnings were $56 million, down $74 million compared to the year-ago period, primarily due to lower integrated polyethylene margins at the Company’s principal joint ventures. Equity earnings were flat on a sequential basis.

Operating EBIT was $655 million, compared to $1.4 billion in the year-ago period, down primarily due to lower integrated polyethylene margins. Sequentially, Op. EBIT was down $130 million as lower raw material and energy costs were more than offset by lower polyethylene local prices and operating rates.

Packaging and Specialty Plastics business reported a net sales decrease versus the year-ago period, as local price and volume gains in functional polymers for renewable energy applications and mobility end-markets were more than offset by lower polyethylene prices and lower industrial and consumer packaging demand in EMEAI. Sequentially, net sales decreased on lower polyethylene local prices, partly offset by improving market demand dynamics in Asia Pacific.

Hydrocarbons & Energy business reported a net sales decrease compared to the year-ago period and sequentially, driven by lower olefin and aromatic sales in the U.S. & Canada and EMEAI.

Dow reports fourth quarter 2022 results

Industrial Intermediates & Infrastructure

	Three Months Ended Dec 31			Three Months Ended Sept 30
In millions, except margin percentages	4Q22	4Q21	vs. SQLY [B / (W)]	3Q22	vs. PQ [B / (W)]
Net Sales	$3,653	$4,548	$(895)	$4,059	$(406)
Operating EBIT	$164	$595	$(431)	$167	$(3)
Operating EBIT Margin	4.5%	13.1%	(860) bps	4.1%	40 bps
Equity Earnings (Losses)	$(96)	$90	$(186)	$(114)	$18

Industrial Intermediates & Infrastructure segment net sales were $3.7 billion, down 20% versus the year-ago period. Local price decreased 1% year-over-year and currency decreased net sales by 5%. Volume was down 14% year-over-year, primarily driven by lower demand in EMEAI for industrial, consumer durables, and building & construction applications. On a sequential basis, the segment recorded a net sales decline of 10% as a seasonal increase in deicing fluid demand was more than offset by declines in building & construction, consumer durables, and industrial applications.

Equity losses for the segment were $96 million, a decrease of $186 million compared to the year-ago period driven by competitive pricing pressures in MEG and propylene oxide derivatives due to supply additions in China, as well as lower demand. On a sequential basis, equity earnings improved by $18 million, primarily due to improved earnings at Sadara.

Operating EBIT was $164 million, compared to $595 million in the year-ago period, driven by lower demand and increased energy costs particularly in EMEAI. On a sequential basis, operating EBIT margins expanded 40 basis points as lower energy costs versus the prior quarter were partly offset by lower volumes.

Polyurethanes & Construction Chemicals business reported a net sales decrease compared to the year-ago period, primarily driven by lower demand in EMEAI for consumer durables, industrial, and building & construction applications, as well as currency impacts. Sequentially, net sales declined due to value chain destocking and seasonality in building & construction.

Industrial Solutions business reported lower net sales compared to the year-ago period, as strong demand for pharmaceutical and energy applications was more than offset by lower volumes in coatings and industrial markets. Sequentially, net sales decreased as local price declines and lower demand in industrial end-markets were partly offset by a seasonal increase in deicing fluid demand.

Performance Materials & Coatings

	Three Months Ended Dec 31			Three Months Ended Sept 30
In millions, except margin percentages	4Q22	4Q21	vs. SQLY [B / (W)]	3Q22	vs. PQ [B / (W)]
Net Sales	$2,058	$2,558	$(500)	$2,654	$(596)
Operating EBIT	$(130)	$295	$(425)	$302	$(432)
Operating EBIT Margin	(6.3)%	11.5%	(1,780) bps	11.4%	(1,770) bps
Equity Earnings	$4	$2	$2	$1	$3

Performance Materials & Coatings segment net sales in the quarter were $2.1 billion, down 20% versus the year-ago period. Local price decreased 2% year-over-year, as price gains for performance silicones and architectural coatings were more than offset by lower pricing for siloxanes and acrylic monomers. Currency decreased net sales by 5%. Volume declined 13% year-over-year, as resilient demand in mobility was more than offset by declines primarily in building & construction end-markets. On a sequential basis, net sales were down 22% due to lower demand for coatings, industrial, and building & construction applications, as well as local price declines for siloxanes and acrylic monomers.

Dow reports fourth quarter 2022 results

Operating EBIT was a loss of $130 million, compared to earnings of $295 million in the year-ago period due to local price declines in siloxanes and acrylic monomers and lower operating rates in the quarter to align with end-market dynamics. Sequentially, Op. EBIT declined $432 million, driven by lower prices, demand and operating rates.

Consumer Solutions business reported a decrease in net sales versus the year-ago period, as local price gains for performance silicones applications were more than offset by lower demand and prices for siloxanes. Sequentially, net sales declined due to decreased demand in electronics and personal care end-markets, driven by year-end destocking in the value chain as well as lower demand and local prices for siloxanes.

Coatings & Performance Monomers business reported lower net sales compared to the year-ago period. Local price gains for architectural and industrial coatings were more than offset by price declines in acrylic monomers. Volume declined year-over-year on decreased demand for coatings applications in the U.S. & Canada and EMEAI, compounded by value chain restocking in the year-ago period. Sequentially, net sales declined primarily due to seasonally lower demand and value chain destocking for coatings applications in the U.S. & Canada and EMEAI.

OUTLOOK

“As we enter 2023, we remain focused on managing near-term dynamics while continuing to position the company for long-term value creation,” said Fitterling. “While we see initial positive signs from moderating inflation in the U.S., improving outlook for energy in Europe, and re-opening in China, we continue to be prudent and proactive by implementing a playbook of targeted actions focused on optimizing labor and purchased service costs, reducing turnaround spending, and enhancing productivity. These actions are collectively expected to deliver $1 billion in cost savings. Going forward, we will continue to maintain our disciplined and balanced approach to capital allocation and focus on cash flow generation, while executing our strategic priorities for long-term sustainable and profitable growth.”

Conference Call
Dow will host a live webcast of its fourth quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) combines global breadth; asset integration and scale; focused innovation and materials science expertise; leading business positions; and environmental, social and governance leadership to achieve profitable growth and help deliver a sustainable future. The Company's ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company in the world. Dow's portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated, science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure, mobility and consumer applications. Dow operates manufacturing sites in 31 countries and employs approximately 37,800 people. Dow delivered sales of approximately $57 billion in 2022. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

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Dow reports fourth quarter 2022 results

For further information, please contact:

Investors:	Media:
Pankaj Gupta	Kyle Bandlow
pgupta@dow.com	kbandlow@dow.com
+1 989-638-5265	+1 989-638-2417

Cautionary Statement about Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” "target," “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; the continuing global and regional economic impacts of the coronavirus disease 2019 (“COVID-19”) pandemic and other public health-related risks and events on Dow’s business; any sanction, export restrictions, supply chain disruptions or increased economic uncertainty related to the ongoing conflict between Russia and Ukraine; capital requirements and need for and availability of financing; unexpected barriers in the development of technology, including with respect to Dow's contemplated capital and operating projects; Dow's ability to realize its commitment to carbon neutrality on the contemplated timeframe; size of the markets for Dow’s products and services and ability to compete in such markets; failure to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in consumer preferences and demand; changes in laws and regulations, political conditions or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war including the ongoing conflict between Russia and Ukraine; weather events and natural disasters; and disruptions in Dow’s information technology networks and systems; and risks related to Dow’s separation from DowDuPont Inc. such as Dow’s obligation to indemnify DuPont de Nemours, Inc. and/or Corteva, Inc. for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s subsequent Quarterly Reports on Form 10-Q. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow Inc. and TDCC assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as alternatives to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Operating Earnings Per Share is defined as "Earnings per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income before income taxes") before interest, excluding the impact of significant items.

Operating EBIT Margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free Cash Flow is defined as "Cash provided by operating activities - continuing operations," less capital expenditures. Under this definition, Free Cash Flow represents the cash generated by the Company from operations after investing in its asset base. Free Cash Flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free Cash Flow is an integral financial measure used in the Company's financial planning process.

Cash Flow Conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes Cash Flow Conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Operating Return on Invested Capital ("ROC") is defined as net operating profit after tax, excluding the impact of significant items, divided by total average capital, also referred to as ROIC.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Twelve Months Ended
	Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Net sales	$11,859	$14,364	$56,902	$54,968
Cost of sales	10,656	11,778	48,338	44,191
Research and development expenses	225	225	851	857
Selling, general and administrative expenses	386	436	1,675	1,645
Amortization of intangibles	80	87	336	388
Restructuring and asset related charges (credits) - net	(68)	(16)	118	6
Equity in earnings (losses) of nonconsolidated affiliates	(43)	224	268	975
Sundry income (expense) - net	435	190	727	(35)
Interest income	68	20	173	55
Interest expense and amortization of debt discount	175	170	662	731
Income before income taxes	865	2,118	6,090	8,145
Provision for income taxes	218	357	1,450	1,740
Net income	647	1,761	4,640	6,405
Net income attributable to noncontrolling interests	34	25	58	94
Net income available for Dow Inc. common stockholders	$613	$1,736	$4,582	$6,311
	—	—	—	—
Per common share data:
Earnings per common share - basic	$0.86	$2.34	$6.32	$8.44
Earnings per common share - diluted	$0.85	$2.32	$6.28	$8.38

Weighted-average common shares outstanding - basic	709.2	738.1	721.0	743.6
Weighted-average common shares outstanding - diluted	713.0	743.3	725.6	749.0

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Dec 31, 2022	Dec 31, 2021
Assets
Current Assets
Cash and cash equivalents	$3,886	$2,988
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2022: $110; 2021: $54)	5,611	6,841
Other	2,144	2,713
Inventories	6,988	7,372
Other current assets	1,848	934
Total current assets	20,477	20,848
Investments
Investment in nonconsolidated affiliates	1,589	2,045
Other investments (investments carried at fair value - 2022: $1,757; 2021: $2,079)	2,793	3,193
Noncurrent receivables	666	478
Total investments	5,048	5,716
Property
Property	58,055	57,604
Less: Accumulated depreciation	37,613	37,049
Net property	20,442	20,555
Other Assets
Goodwill	8,644	8,764
Other intangible assets (net of accumulated amortization - 2022: $5,022; 2021: $4,725)	2,442	2,881
Operating lease right-of-use assets	1,227	1,412
Deferred income tax assets	960	1,358
Deferred charges and other assets	1,363	1,456
Total other assets	14,636	15,871
Total Assets	$60,603	$62,990
Liabilities and Equity
Current Liabilities
Notes payable	$362	$161
Long-term debt due within one year	362	231
Accounts payable:
Trade	4,940	5,577
Other	2,276	2,839
Operating lease liabilities - current	287	314
Income taxes payable	334	623
Accrued and other current liabilities	2,770	3,481
Total current liabilities	11,331	13,226
Long-Term Debt	14,698	14,280
Other Noncurrent Liabilities
Deferred income tax liabilities	1,110	506
Pension and other postretirement benefits - noncurrent	3,808	7,557
Asbestos-related liabilities - noncurrent	857	931
Operating lease liabilities - noncurrent	997	1,149
Other noncurrent obligations	6,555	6,602
Total other noncurrent liabilities	13,327	16,745
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2022: 771,678,525 shares; 2021: 764,226,882 shares)	8	8
Additional paid-in capital	8,540	8,151
Retained earnings	23,180	20,623
Accumulated other comprehensive loss	(7,139)	(8,977)
Unearned ESOP shares	—	(15)
Treasury stock at cost (2022: 66,798,605 shares; 2021: 29,011,573 shares)	(3,871)	(1,625)
Dow Inc.’s stockholders’ equity	20,718	18,165
Noncontrolling interests	529	574
Total equity	21,247	18,739
Total Liabilities and Equity	$60,603	$62,990

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited) For the years ended Dec 31,	2022	2021
Operating Activities
Net income	$4,640	$6,405
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,758	2,842
Provision for deferred income tax	79	278
Earnings of nonconsolidated affiliates less than (in excess of) dividends received	696	(651)
Net periodic pension benefit cost	23	39
Pension contributions	(235)	(1,219)
Net gain on sales of assets, businesses and investments	(19)	(105)
Restructuring and asset related charges - net	118	6
Other net loss	212	921
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	1,187	(2,132)
Inventories	347	(1,768)
Accounts payable	(1,255)	2,458
Other assets and liabilities, net	(1,065)	(5)
Cash provided by operating activities - continuing operations	7,486	7,069
Cash used for operating activities - discontinued operations	(11)	(60)
Cash provided by operating activities	7,475	7,009
Investing Activities
Capital expenditures	(1,823)	(1,501)
Investment in gas field developments	(190)	(92)
Purchases of previously leased assets	(7)	(694)
Proceeds from sales of property and businesses, net of cash divested	32	68
Acquisitions of property and businesses, net of cash acquired	(228)	(129)
Investments in and loans to nonconsolidated affiliates	(148)	—
Distributions and loan repayments from nonconsolidated affiliates	52	51
Proceeds from sales of ownership interests in nonconsolidated affiliates	11	—
Purchases of investments	(1,366)	(1,366)
Proceeds from sales and maturities of investments	747	759
Other investing activities, net	(50)	(10)
Cash used for investing activities	(2,970)	(2,914)
Financing Activities
Changes in short-term notes payable	253	(48)
Proceeds from issuance of short-term debt greater than three months	—	144
Payments on short-term debt greater than three months	(14)	(130)
Proceeds from issuance of long-term debt	1,667	109
Payments on long-term debt	(1,006)	(2,771)
Purchases of treasury stock	(2,325)	(1,000)
Proceeds from issuance of stock	212	320
Transaction financing, debt issuance and other costs	(24)	(537)
Employee taxes paid for share-based payment arrangements	(35)	(12)
Distributions to noncontrolling interests	(83)	(73)
Dividends paid to stockholders	(2,006)	(2,073)
Cash used for financing activities	(3,361)	(6,071)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(237)	(99)
Summary
Increase (decrease) in cash, cash equivalents and restricted cash	907	(2,075)
Cash, cash equivalents and restricted cash at beginning of year	3,033	5,108
Cash, cash equivalents and restricted cash at end of year	$3,940	$3,033
Less: Restricted cash and cash equivalents, included in "Other current assets"	54	45
Cash and cash equivalents at end of year	$3,886	$2,988

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Packaging & Specialty Plastics	$6,073	$7,189	$29,260	$28,128
Industrial Intermediates & Infrastructure	3,653	4,548	16,606	16,851
Performance Materials & Coatings	2,058	2,558	10,764	9,672
Corporate	75	69	272	317
Total	$11,859	$14,364	$56,902	$54,968
U.S. & Canada	$4,367	$5,182	$20,945	$19,613
EMEAI [1]	3,808	5,086	19,631	19,746
Asia Pacific	2,347	2,620	10,344	10,043
Latin America	1,337	1,476	5,982	5,566
Total	$11,859	$14,364	$56,902	$54,968

Net Sales Variance by Segment and Geographic Region	Three Months Ended Dec 31, 2022				Twelve Months Ended Dec 31, 2022
	Local Price & Product Mix	Currency	Volume	Total	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	(9)%	(3)%	(4)%	(16)%	7%	(3)%	—%	4%
Industrial Intermediates & Infrastructure	(1)	(5)	(14)	(20)	11	(5)	(7)	(1)
Performance Materials & Coatings	(2)	(5)	(13)	(20)	21	(4)	(6)	11
Total	(5)%	(4)%	(8)%	(17)%	11%	(4)%	(3)%	4%
Total, excluding the Hydrocarbons & Energy business	(4)%	(4)%	(9)%	(17)%	10%	(4)%	(5)%	1%
U.S. & Canada	(7)%	—%	(9)%	(16)%	6%	—%	1%	7%
EMEAI [1]	1	(8)	(18)	(25)	18	(9)	(10)	(1)
Asia Pacific	(10)	(5)	5	(10)	6	(3)	—	3
Latin America	(8)	—	(1)	(9)	6	—	1	7
Total	(5)%	(4)%	(8)%	(17)%	11%	(4)%	(3)%	4%

Net Sales Variance by Segment and Geographic Region	Three Months Ended Dec 31, 2022
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	(9)%	(1)%	(7)%	(17)%
Industrial Intermediates & Infrastructure	(2)	(1)	(7)	(10)
Performance Materials & Coatings	(6)	(1)	(15)	(22)
Total	(6)%	(1)%	(9)%	(16)%
Total, excluding the Hydrocarbons & Energy business	(6)%	(1)%	(6)%	(13)%
U.S. & Canada	(7)%	—%	(11)%	(18)%
EMEAI [1]	(5)	(1)	(12)	(18)
Asia Pacific	(6)	(2)	(1)	(9)
Latin America	(9)	—	(6)	(15)
Total	(6)%	(1)%	(9)%	(16)%
1.Europe, Middle East, Africa, and India.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment		Three Months Ended		Twelve Months Ended
In millions (Unaudited)		Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Packaging & Specialty Plastics		$655	$1,442	$4,110	$6,638
Industrial Intermediates & Infrastructure		164	595	1,418	2,282
Performance Materials & Coatings		(130)	295	1,328	866
Corporate		(88)	(67)	(266)	(253)
Total		$601	$2,265	$6,590	$9,533

Depreciation and Amortization by Segment		Three Months Ended		Twelve Months Ended
In millions (Unaudited)		Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Packaging & Specialty Plastics		$320	$316	$1,396	$1,358
Industrial Intermediates & Infrastructure		132	131	550	612
Performance Materials & Coatings		197	200	789	842
Corporate		5	8	23	30
Total		$654	$655	$2,758	$2,842

Operating EBITDA by Segment		Three Months Ended		Twelve Months Ended
In millions (Unaudited)		Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Packaging & Specialty Plastics		$975	$1,758	$5,506	$7,996
Industrial Intermediates & Infrastructure		296	726	1,968	2,894
Performance Materials & Coatings		67	495	2,117	1,708
Corporate		(83)	(59)	(243)	(223)
Total		$1,255	$2,920	$9,348	$12,375

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment		Three Months Ended		Twelve Months Ended
In millions (Unaudited)		Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Packaging & Specialty Plastics		$56	$130	$359	$490
Industrial Intermediates & Infrastructure		(96)	90	(91)	471
Performance Materials & Coatings		4	2	10	7
Corporate		(7)	2	(10)	7
Total		$(43)	$224	$268	$975

Reconciliation of "Net Income" to "Operating EBIT"	Three Months Ended			Twelve Months Ended
In millions (Unaudited)	Sep 30, 2022	Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Net income	$760	$647	$1,761	$4,640	$6,405
+ Provision for income taxes	241	218	357	1,450	1,740
Income before income taxes	$1,001	$865	$2,118	$6,090	$8,145
- Interest income	41	68	20	173	55
+ Interest expense and amortization of debt discount	155	175	170	662	731
- Significant items	(80)	371	3	(11)	(712)
Operating EBIT (non-GAAP)	$1,195	$601	$2,265	$6,590	$9,533

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Dec 31, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$865	$613	$0.85
Less: Significant items
Digitalization program costs [4]	(76)	(64)	(0.09)	Cost of sales ($62 million); R&D ($2 million); SG&A ($12 million)
Restructuring, implementation costs and asset related charges - net [5]	(9)	(7)	(0.01)	Cost of sales ($7 million); R&D ($1 million); SG&A ($1 million)
Russia / Ukraine conflict charges [6]	68	56	0.08	Restructuring and asset related charges - net
Litigation related charges, awards and adjustments [7]	381	288	0.40	Sundry income (expense) - net
Indemnifications and other transaction related costs [8]	7	7	0.01	Sundry income (expense) - net
Total significant items	$371	$280	$0.39
Operating results (non-GAAP)	$494	$333	$0.46

Significant Items Impacting Results for the Three Months Ended Dec 31, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$2,118	$1,736	$2.32
Less: Significant items
Digitalization program costs [4]	(48)	(38)	(0.05)	Cost of sales ($40 million); R&D ($2 million); SG&A ($6 million)
Restructuring, implementation costs and asset related credits - net [5]	—	—	—	Cost of sales ($11 million); R&D ($3 million); SG&A ($2 million); offset by Restructuring, goodwill impairment and asset related charges - net $16 million
Net gain on divestiture and asset sale	16	16	0.02	Sundry income (expense) - net
Indemnification and other transaction related costs [8]	35	35	0.05	Sundry income (expense) - net
Income tax related items [9]	—	111	0.15	Provision for income taxes on continuing operations
Total significant items	$3	$124	$0.17
Operating results (non-GAAP)	$2,115	$1,612	$2.15
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Costs associated with implementing the Company's Digital Acceleration program.
5.Includes restructuring charges, asset related charges, and costs associated with implementing the Company's 2020 Restructuring Program.
6.Partial reversal of certain asset related reserves recorded in the first quarter of 2022 related to the conflict between Russia and Ukraine.
7.Related to a gain associated with a legal matter with Nova Chemicals Corporation and a gain related to an adjustment of the Dow Silicones breast implant liability.
8.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
9.Related to reversals of certain tax valuation allowances partially offset by charges related to uncertain tax positions.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Twelve Months Ended Dec 31, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$6,090	$4,582	$6.28
Less: Significant items
Digitalization program costs [4]	(230)	(183)	(0.25)	Cost of sales ($199 million); R&D ($6 million); SG&A ($25 million)
Restructuring, implementation costs and asset related charges - net [5]	(40)	(32)	(0.04)	Cost of sales ($30 million); R&D ($6 million); SG&A ($4 million)
Russia / Ukraine conflict charges [6]	(118)	(86)	(0.11)	Restructuring and asset related charges - net
Loss on early extinguishment of debt	(8)	(6)	(0.01)	Sundry income (expense) - net
Litigation related charges, awards and adjustments [7]	381	288	0.40	Sundry income (expense) - net
Indemnifications and other transaction related costs [8]	4	4	0.01	Sundry income (expense) - net
Income tax related items	—	25	0.03	Provision for income taxes on continuing operations
Total significant items	$(11)	$10	$0.03
Operating results (non-GAAP)	$6,101	$4,572	$6.25

Significant Items Impacting Results for the Twelve Months Ended Dec 31, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$8,145	$6,311	$8.38
Less: Significant items
Digitalization program costs [4]	(169)	(132)	(0.17)	Cost of sales ($146 million); R&D ($4 million); SG&A ($19 million)
Restructuring, implementation costs and asset related charges - net [5]	(69)	(55)	(0.07)	Cost of sales ($50 million); R&D ($8 million); SG&A ($5 million); Restructuring, goodwill impairment and asset related charges - net ($6 million)
Loss on early extinguishment of debt	(574)	(471)	(0.63)	Sundry income (expense) - net
Net gain on divestitures and asset sale	16	16	0.02	Sundry income (expense) - net
Litigation related charges, awards and adjustments	54	42	0.06	Sundry income (expense) - net
Indemnification and other transaction related costs [8]	30	30	0.04	Sundry income (expense) - net
Income tax related items [9]	—	111	0.15	Provision for income taxes on continuing operations
Total significant items	$(712)	$(459)	$(0.60)
Operating results (non-GAAP)	$8,857	$6,770	$8.98
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Costs associated with implementing the Company's Digital Acceleration program.
5.Includes restructuring charges, asset related charges, and costs associated with implementing the Company's 2020 Restructuring Program.
6.Asset related charges including inventory write-downs, bad debt reserves, and impairments of other assets related to the conflict between Russia and Ukraine.
7.Related to a gain associated with a legal matter with Nova Chemicals Corporation and a gain related to an adjustment of the Dow Silicones breast implant liability.
8.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
9.Related to reversals of certain tax valuation allowances partially offset by charges related to uncertain tax positions.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Reconciliation of Free Cash Flow	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Cash provided by operating activities - continuing operations (GAAP)	$2,078	$2,557	$7,486	$7,069
Capital expenditures	(599)	(466)	(1,823)	(1,501)
Free Cash Flow (non-GAAP) [1]	$1,479	$2,091	$5,663	$5,568
1.Free Cash Flow for the twelve months ended December 31, 2021 reflects a $1 billion elective pension contribution.

Reconciliation of Cash Flow Conversion	Three Months Ended
	Mar 31, 2022	Jun 30, 2022	Sep 30, 2022	Dec 31, 2022
In millions (Unaudited)
Cash provided by operating activities - continuing operations (GAAP)	$1,612	$1,856	$1,940	$2,078
Operating EBITDA (non-GAAP)	$3,171	$3,059	$1,863	$1,255
Cash Flow Conversion (Operating EBITDA to cash flow from operations) (non-GAAP)	50.8%	60.7%	104.1%	165.6%
Cash Flow Conversion - trailing twelve months (non-GAAP)				80.1%